SECOND AMENDMENT TO DEFERRED BONUS PLAN
                                       OF
                       HYDROCHEM INDUSTRIAL SERVICES, INC.


     This Second Amendment to the Deferred Bonus plan of HydroChem Industrial Services, Inc. (the "Plan") is effective as of May 1, 2001. As of such date,
Section 2.4 and 2.4 of the Plan are amended in their entirety to read as follows:


2.1 Term. This Plan shall become effective as of January 1, 1999 and shall continue to be in effect until such time as terminated by the Board of Directors which it may do at any time acting in its sole and absolute discretion. Notwithstanding anything herein to the contrary, after the expiration or termination of the Plan, all obligations with respect to any then existing Participation Agreement shall continue in full force and effect.

2.4 Initial Participants. Any Employee selected to be a Participant for the first time in any given calendar year (the "First Year") shall be awarded a Deferred Bonus at that time, and subject to continuing as an Employee of the Company, shall also be awarded a Deferred Bonus in the subsequent calendar year (the "Second Year") equal to at least one half of the Participant's annual performance bonus for the First Year. Other than as set forth in this section 2.4, the awarding of a Deferred Bonus for any given calendar year of the Plan shall not mean that a given Participant will be awarded a Deferred Bonus in any year after the Second Year. The awarding of any further Deferred Bonuses to a Participant after the Second Year shall be in the sole and absolute discretion of the Board of Directors.